EXHIBIT 16.1

Bio-One Removes CEO, Appoints Interim CEO

Orlando, FL - February XX, 2005 -- Bio-One Corporation (OTCBB: BICO) announced today that the Board of Directors has terminated Armand Dauplaise from the position of Chief Executive Officer. The board also moved to sever all relationships with Mr. Bernard Shinder. Mr. Shinder had been retained to assist in merger and acquisition and financing activities among other duties.

In view of these actions, the board has appointed Frank M. Clark as interim CEO. Mr. Clark will fill the role of interim CEO in addition to continuing to serve as the Chairman of the Board. The Company also announced that David G. Collins, C.P.A., Chairman of the Audit Committee would serve as interim CFO.

Frank Clark has served as Chairman on our Board of Directors as Chairman since 2003. From 1992-2004, Mr. Clark has served as an independent consultant. Mr. Clark also served as an executive vice president and a director of a Johnson & Johnson subsidiary and as President and director of R.P. Scherer, Inc., a major producer of nutritional supplement soft gelatin capsules worldwide. Mr. Clark established R.P. Scherer’s presence in the Far East, while enhancing their markets in Europe, North America and South America. Mr. Clark has extensive experience in the acquisition, development and marketing of products in the health and nutritional supplements industry.

David Collins has over 20 years experience as a senior financial officer and director of health care businesses. Mr. Collins background as a CFO and his education (CPA and MBA) qualify him as a “Financial Expert” in accordance with the guidelines established by the SEC under Sarbanes-Oxley. Since 1997, Mr. Collins has operated the Collins Consultancy.

About Bio-One

Bio-One Corporation is a nutritional supplements company serving the preventive and alternative healthcare segments.

For investor relations information, contact Bob Gartzman at 888-327-4703.

Certain statements released by Bio-One Corporation that are forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Editors and investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company’s business prospects and performance. These include, but are not limited to, economic, competitive, governmental, technological and other risks detailed in the company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.